Exhibit 99.1

56 Prospect St., Hartford, Connecticut 06103-2818 800 Boylston St., Boston, Massachusetts 02199

News Release

Updated Bid for Sunrise Wind Wins New York’s Latest Offshore Wind Solicitation

Ready-to-build project from Eversource and Ørsted will spur economic development, create jobs and advance clean energy

With successful award in the New York 4 solicitation, Eversource to continue moving forward with agreement to sell its 50-percent interest in Sunrise Wind to Ørsted

HARTFORD, Conn. and BOSTON, Mass. (February 29, 2024) – Following the recent re-bid of the Sunrise Wind offshore wind farm by joint venture partners Eversource and Ørsted, New York has selected the project in its latest solicitation, New York 4, to deliver substantial economic benefits and advance climate goals.

The ready-to-build project would be the largest U.S. offshore wind farm upon its completion in 2026. With this successful award, Eversource will remain contracted to lead Sunrise Wind’s onshore construction even after finalizing the agreement to sell its 50-percent interest in the project to Ørsted. Upon the completion of a successful sale, Eversource no longer expects to have any risk exposure related to Sunrise Wind, including abandonment costs that were assumed in its impairment assessment. Eversource expects the sale of Sunrise Wind to Ørsted will be completed later this year, subject to customary regulatory approvals.

Sunrise Wind will now begin the next steps of finalizing agreements with New York’s energy agency, NYSERDA, on the OREC (Offshore Wind Renewable Energy Certificates) contract. The completion of Eversource’s agreement to sell its interest in the project is subject to signing of an OREC contract with NYSERDA, finalization of acquisition agreements, receipt of the federal construction and operations plan (COP), and relevant regulatory approvals.

“We’re grateful for the Hochul Administration’s support of the state’s offshore wind industry and their selection of our updated Sunrise Wind project, and we look forward to our continued role in making this exciting renewable energy project a reality,” said Eversource Chairman, President and Chief Executive Officer Joe Nolan. “Sunrise Wind is another major step forward for our shared clean energy future and will deliver significant new investments to New York State, including the creation of hundreds of local union jobs building the project’s onshore transmission system. As we continue to move toward finalizing the agreement to sell our 50-percent interest in Sunrise Wind, we’re excited to get shovels in the ground and begin the full scope of onshore construction with the important role we’ll play throughout the remainder of this project, as well as helping to enable other offshore wind projects in our region with our transmission construction expertise in the future.”

The project’s design has been reviewed and accepted by all relevant state agencies, and it has secured all major supplier and project labor agreements. Sunrise Wind is scheduled to be operational in 2026 and will begin the full scope of construction once it has received all federal permits, slated for this summer, and following a final investment decision by Ørsted that is anticipated in the second quarter of 2024.

Eversource (NYSE: ES), celebrated as a national leader for its corporate citizenship, is the #1 energy company in Newsweek’s list of America’s Most Responsible Companies for 2024 and recognized as a Five-Year Champion, appearing in every edition of the list. Eversource transmits and delivers electricity and natural gas and supplies water to approximately 4.4 million customers in Connecticut, Massachusetts and New Hampshire. The #1 energy efficiency provider in the nation, Eversource harnesses the commitment of approximately 9,900 employees across three states to build a single, united company around the mission of safely delivering reliable energy and water with superior customer service. The company is empowering a clean energy future in the Northeast, with nationally recognized energy efficiency solutions and successful programs to integrate new clean energy resources like a first-in-the-nation networked geothermal pilot project, solar, offshore wind, electric vehicles and battery storage, into the electric system. For more information, please visit eversource.com, and follow us on X, Facebook, Instagram, and LinkedIn. For more information on our water services, visit aquarionwater.com.

MEDIA CONTACT:

William Hinkle

603-634-2228

william.hinkle@eversource.com

INVESTOR CONTACT:

Robert S. Becker

(860) 665-3249

robert.becker@eversource.com

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